EXHIBIT 23(b)

                CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of Intermet Corporation (Form S-8 Nos. 33-57665, 33-58354, 33-58352 and 33-59011) pertaining to 50,000 shares of
Intermet Corporation common stock, the Intermet Corporation Directors Stock Option Plan, and the Intermet Corporation Key Individual Stock Option Plan and the Intermet Corporation Executive Stock Option and Incentive Award Plan, respectively, of our report dated January 31, 1995 except Note 8 which is dated February 3, 1995, with respect to the balance sheet, and the related statements of income, joint venture capital, and cash flows for the year ended December 31, 1994 of Bodine-Robinson Company (a Joint Venture) included in the Current Report (Form 8-K and related 8-K/A) with respect to an event dated November 15, 1995.


/s/ Wilson, Price, Barranco & Bilingsley, P.C.

WILSON, PRICE, BARRANCO & BILLINGSLEY, P.C.



Montgomery, Alabama

January 26, 1996